                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                      Securities and Exchange Commission

      Date of Report (Date of earliest event reported):  October 17, 2001


                               Cytyc Corporation
            (Exact name of Registrant as specified in its charter)

                        85 Swanson Road, Boxborough, MA
                   (Address of principal executive offices)


                                     01719
                                  (Zip Code)


                                (978) 263-8000
              Registrant's telephone number, including area code


           Delaware                0-27558                02-0407755

State or other jurisdiction of   (Commission   (IRS Employer Identification No.)
         Incorporation           File Number)

Item 5.    Other Events.

     On October 17, 2001, Cytyc Corporation, a Delaware corporation ("Cytyc"), Pro Duct Health, Inc., a Delaware corporation ("Pro Duct") and Cytyc Health Corporation, a Delaware corporation and wholly-owned subsidiary of Cytyc ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into Pro Duct, with Pro Duct to survive the merger and become a wholly-owned subsidiary of Cytyc (the "Merger").

     Pursuant to the Merger Agreement, upon the effective time of the Merger, Cytyc will pay Pro Duct securityholders (in accordance with the existing preferences under Pro Duct's Certificate of Incorporation) a combination of 5.0 million shares of Cytyc common stock and $38.5 million in cash in exchange for all of Pro Duct's outstanding capital stock and vested options and warrants. Upon the effectiveness of the Merger, Cytyc will assume all then outstanding options exercisable for the purchase of shares of Pro Duct capital stock (and solely with respect to such options, the applicable option plans pursuant to which such options were issued). The 5.0 million shares excludes approximately 150,000 shares that are reserved for issuance upon exercise of outstanding unvested Pro-Duct options being assumed by Cytyc in the acquisition.

     The Merger is intended to qualify as a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and will be treated as a purchase accounting transaction.

     The consummation of the Merger is subject to various conditions precedent, including, without limitation, (i) approval of the Merger Agreement by the stockholders of Pro Duct and (ii) expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     The terms of the Merger and the consideration to be received by Pro Duct's securityholders in connection therewith were the result of arm's-length negotiations between representatives of Cytyc and Pro Duct.

     The Merger Agreement is filed herewith as Exhibit 2.1. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

     On October 18, 2001, Cytyc issued a press release regarding the Merger and the signing of the Merger Agreement (the "Press Release"). The Press Release is filed herewith as Exhibit 99.1.

     In connection with the execution of the Merger Agreement, Cytyc has agreed to execute and deliver, as a condition to closing the Merger, a Registration Rights Agreement (the "Registration Rights Agreement") providing for the registration for resale of the shares of Cytyc Common Stock issued to the holders of Pro Duct Common Stock upon consummation of the Merger (the "Registrable Shares"). Pursuant to the Registration Rights Agreement, Cytyc is obligated to file a Registration Statement with the Securities and Exchange Commission (the "Registration Statement") no later than two business days after the effective date of the Merger, and to use its reasonable best efforts to cause such

Registration Statement to become effective as soon as practicable after the date of its filing. In addition, Cytyc is obligated to use its reasonable best efforts to maintain the effectiveness of the Registration Statement for a period of up to two years after the closing of the Merger, subject to certain conditions and limitations set forth in the Registration Rights Agreement. The form of Registration Rights Agreement is filed herewith as Exhibit 99.2. The foregoing description is qualified in its entirety by reference to the full text of such exhibit.

     In connection with the execution of the Merger Agreement, Cytyc and certain principal stockholders of Pro Duct entered into a Voting Agreement, which is filed herewith as Exhibit 99.3.


Item 7.    Financial Statements and Exhibits.

     (c)  Exhibits.

     Exhibit 2.1 - Agreement and Plan of Merger, dated October 17, 2001, by and among Cytyc Corporation, Pro Duct Health, Inc., and Cytyc Health Corporation.

     Exhibit 99.1 - Press Release, dated October 18, 2001, by Cytyc Corporation.

     Exhibit 99.2 - Form of Registration Rights Agreement by and among Cytyc Corporation and holders of the capital stock of Pro Duct as of the closing of the Merger.

     Exhibit 99.3 - Voting Agreement, dated as of October 17, 2001, by and among Cytyc Corporation and certain principal stockholders of Pro Duct Health, Inc.


                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CYTYC CORPORATION


Date: October 19, 2001    By:  /s/ Patrick J. Sullivan
                              -----------------------------------------
                              President and Chief Executive Officer

                                 EXHIBIT INDEX


Exhibit No.                      Description
-----------                      -----------

Exhibit 2.1 Agreement and Plan of Merger, dated October 17, 2001, by and among Cytyc Corporation, Pro Duct Health, Inc., and Cytyc Health Corporation.

Exhibit 99.1   Press Release, dated October 18, 2001, by Cytyc Corporation.

Exhibit 99.2 Form of Registration Rights Agreement by and among Cytyc Corporation and holders of the capital stock of Pro Duct as of the closing of the Merger.

Exhibit 99.3 Voting Agreement, dated as of October 17, 2001, by and among Cytyc Corporation and certain principal stockholders of Pro Duct Health, Inc.